Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024
Watseka, Illinois, August 29, 2024 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $1.8 million, or $0.57 per basic share and diluted share for the fiscal year ended June 30, 2024, compared to $4.7 million, or $1.50 per basic share and $1.46 per diluted share for the fiscal year ended June 30, 2023.  The Company also announced net income of $431,000, or $0.13 per basic share and diluted share for the three months ended June 30, 2024, compared to $597,000, or $0.19 per basic share and $0.18 per diluted share for the three months ended June 30, 2023.
“As we mentioned in our last earnings release, the interest rate environment for the past several years has been challenging for the banking industry.  Our biggest challenge remains managing the cost of funding our assets, where we are highly sensitive to current pricing.  The Board and management continue to evaluate all opportunities to enhance shareholder value and improve earnings."  said Walter H. “Chip” Hasselbring III, President and CEO.
Net income decreased $2.9 million, or 61.6%, to $1.8 million for the year ended June 30, 2024, from $4.7 million for the year ended June 30, 2023.  For the year ended June 30, 2024, net interest income was $17.7 million, compared to $22.0 million for the year ended June 30, 2023.  Interest income increased to $41.0 million for the year ended June 30, 2024, from $32.1 million for the year ended June 30, 2023.  Interest expense increased to $23.3 million for the year ended June 30, 2024, from $10.1 million for the year ended June 30, 2023.  Noninterest income increased to $4.4 million for the year ended June 30, 2024, from $4.1 million for the year ended June 30, 2023.  Noninterest expense decreased to $19.7 million for the year ended June 30, 2024, from $20.0 million for the year ended June 30, 2023.  For the year ended June 30, 2024, income tax expense totaled $565,000 compared to $1.6 million for the year ended June 30, 2023.
Total assets at June 30, 2024 were $887.7 million compared to $849.0 million at June 30, 2023.  Cash and cash equivalents decreased to $9.6 million at June 30, 2024, from $11.0 million at June 30, 2023.  Investment securities decreased to $190.5 million at June 30, 2024, from $201.3 million at June 30, 2023.  Net loans receivable increased to $639.3 million at June 30, 2024, from $587.5 million at June 30, 2023.  Deposits decreased to $727.2 million at June 30, 2024, from $735.3 million at June 30, 2023.  Total borrowings, including FHLB advances, borrowings from the Federal Reserve Bank Term Funding Program (BTFP), and repurchase agreements, increased to $76.0 million at June 30, 2024 from $30.3 million at June 30, 2023.   Stockholders’ equity increased to $73.9 million at June 30, 2024 from $71.8 million at June 30, 2023.  Equity increased primarily due to net income of $1.8 million, an increase of $1.1 million in accumulated other comprehensive income (loss), net of tax, and ESOP and stock equity plan activity of $563,000, partially offset by the accrual of approximately $1.3 million in dividends to our shareholders.  The increase in accumulated other comprehensive income (loss) was primarily due to unrealized depreciation on available-for-sale securities, net of tax.
The allowance for credit losses on loans increased $360,000, to $7.5 million at June 30, 2024, from $7.1 million at June 30, 2023. The increase in the allowance for credit losses on loans was the result of a provision for credit losses of $150,000 and net recoveries of $210,000.

As announced on August 14, 2024, IF Bancorp, Inc. will pay a cash dividend of $0.20 per common share on or about October 18, 2024, to stockholders of record as of the close of business on September 27, 2024.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of pandemics; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data

(Dollars in thousands, except per share data)
	Quarter Ended June 30, 2024	Quarter Ended June 30, 2023	Year Ended June 30, 2024	Year Ended June 30, 2023
	(unaudited)	(unaudited)	(unaudited)
Interest income	$10,661	$8,690	$40,984	$32,072
Interest expense	6,162	4,024	23,255	10,075
Net interest income	4,499	4,666	17,729	21,997
Provision (credit) for credit losses	(164)	(481)	32	(228)
Net interest income after provision (credit) for credit losses	4,663	5,147	17,697	22,225
Noninterest income	1,203	1,041	4,386	4,069
Noninterest expense	5,335	5,419	19,728	20,034
Income before taxes	531	769	2,355	6,260
Income tax expense	100	172	565	1,600

Net income	$431	$597	$1,790	$4,660

Earnings per share (1):
Basic	$0.13	$0.18	$0.57	$1.50
Diluted	$0.13	$0.19	$0.57	$1.46

Weighted average shares outstanding (1):
Basic	3,215,905	3,198,260	3,132,153	3,113,307
Diluted	3,215,905	3,259,085	3,132,153	3,195,029

Performance Ratios
	Year Ended June 30, 2024	Year Ended June 30, 2023
	(unaudited)
Return on average assets	0.20%	0.56%
Return on average equity	2.54%	6.56%
Net interest margin on average interest earning assets	2.10%	2.80%
________________________
Footnotes on following page

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	Year Ended June 30, 2024	Year Ended June 30, 2023
	(unaudited)
Assets	$887,745	$848,976
Cash and cash equivalents	9,571	10,988
Investment securities	190,475	201,299
Net loans receivable	639,297	587,457
Deposits	727,177	735,314
Total borrowings, including repurchase agreements	76,021	30,287
Total stockholders’ equity	73,916	71,753
Book value per share (2)	22.04	21.39
Average stockholders’ equity to average total assets	7.99%	8.59%

Asset Quality
(Dollars in thousands)
	Year Ended June 30, 2024	Year Ended June 30, 2023
	(unaudited)
Non-performing assets (3)	$173	$148
Allowance for credit losses	7,499	7,139
Non-performing assets to total assets	0.02%	0.02%
Allowance for credit losses to total loans	1.16%	1.20%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,353,026 and 3,354,626 at June 30, 2024 and 2023, respectively.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.